FILED PURSUANT TO RULE 424 (B)(3)
REGISTRATION NO. 333-163411

WELLS CORE OFFICE INCOME REIT, INC.

SUPPLEMENT NO. 14 DATED APRIL 7, 2011

TO THE PROSPECTUS DATED JUNE 11, 2010

This document supplements, and should be read in conjunction with, our prospectus dated June 11, 2010 relating to our offering of 230,000,000 shares of common stock, as supplemented by supplement no. 8 dated January 7, 2011, supplement no. 9 dated January 26, 2011, supplement no. 10 dated January 27, 2011, supplement no. 11 dated February 22, 2011, supplement no. 12 dated March 29, 2011, and supplement no. 13 dated April 1, 2011. Unless otherwise defined in this Supplement No. 14, capitalized terms used have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of the offering;
•	the execution of an agreement to purchase two three-story office buildings totaling approximately 284,000 square feet in Frisco, Texas;
•	updates to the “Prior Performance Summary” section of our prospectus; and
•	updated prior performance tables for the year ended December 31, 2010.

Status of the Offering

We commenced this initial public offering on June 10, 2010, pursuant to which we are offering up to 200,000,000 shares of our common stock in a primary offering at $25.00 per share, with discounts available for certain categories of purchasers, and up to 30,000,000 shares of our common stock pursuant to our distribution reinvestment plan at the higher of $23.75 or 95% of the estimated value of a share of our common stock. As of March 25, 2011, we had raised aggregate gross offering proceeds of approximately $52.0 million from the sale of approximately 2.1 million shares in this offering, including shares sold under our distribution reinvestment plan. As of March 25, 2011, approximately 197.9 million shares of our common stock remain available for sale in our primary offering, and approximately 30.0 million shares of our common stock remain available for issuance under our distribution reinvestment plan.

The termination date of our primary offering of 200,000,000 shares of common stock will be June 10, 2012, unless extended up to an additional 18 months by our board of directors. If we continue our primary offering beyond June 10, 2012, we will provide that information in a prospectus supplement. We may continue to offer shares under our distribution reinvestment plan beyond the conclusion of the primary offering until we have sold 30,000,000 shares of common stock through the reinvestment of distributions. We may terminate this offering at any time.

Probable Real Estate Investment

On April 5, 2011, we entered into a purchase agreement to acquire two three-story office buildings totaling approximately 284,000 square feet (the “Duke Bridges I & II Buildings”) for approximately $49.0 million, exclusive of closing costs. We intend to fund the acquisition with proceeds raised from this offering and proceeds from our $70.0 million revolving credit facility. The Duke Bridges I & II Buildings were built in 2006 and are located on approximately 22.6 acres of land located in Frisco, Texas. The seller, KanAm Grund Kapitalanlagegesellschaft mBH, is not affiliated with us or our advisor.

The Duke Bridges I & II Buildings are currently 100% leased to two tenants and anchored by T-Mobile West Corporation (“T-Mobile West”), a subsidiary of T-Mobile USA, Inc. T-Mobile USA, Inc. is the USA wireless operation of Deutsche Telekom AG. T-Mobile West occupies approximately 90% of the Duke Bridges I & II Buildings.

The current aggregate annual effective base rent is approximately $5.7 million. The current weighted-average rental rate over the lease term is approximately $19.91 per square foot. The current weighted-average remaining lease term is approximately six years. T-Mobile West utilizes Duke Bridges I to provide executive and administrative support to its operations and as data center space. Duke Bridges II is used primarily as a call center. Each of the two tenants has the right to extend the term of its lease for one additional five-year renewal period at the then-current market rate. Effective April 2014, T-Mobile West has a one-time right to terminate its lease at Duke Bridges I with 12 months notice and the payment of a $5.9 million termination fee. Effective February 2014, T-Mobile West also has a one-time right to terminate its lease at Duke Bridges II with 12 months notice and the payment of a $5.8 million termination fee.

The average occupancy rate for the Duke Bridges I & II Buildings during each of the last three years was as follows:

Year	Average Occupancy Rate
2008	100%
2009	100%
2010	100%

The average effective annual rental rate per square foot, calculated as the annualized base rental rate divided by leased square feet, for each of the last three years for the Duke Bridges I & II Buildings was as follows:

Year	Average Effective Annual Rental Rate per Square Foot
2008	$19.69
2009	$19.69
2010	$19.85

The table below sets forth a schedule for expiring leases for the Duke Bridges I & II Buildings by square footage and by annualized effective base rent as of January 1, 2011.

Year	Number of Leases Expiring	Annualized Effective Base Rent (in thousands)	% of Annualized Effective Base Rent	Leased Rentable Square Feet Expiring	% of Rentable Square Feet Expiring
2011	-	-	-	-	-
2012	-	-	-	-	-
2013	-	-	-	-	-
2014	-	-	-	-	-
2015	-	-	-	-	-
2016	-	-	-	-	-
2017	3(1)	$5,656	100%	284,198	100%
2018	-	-	-	-	-
2019	-	-	-	-	-
2020	-	-	-	-	-
Thereafter	-	-	-	-	-

(1)	The two tenants in the Duke Bridge I & II Buildings have a total of three leases, all of which expire in 2017.

Based on the current condition of the Duke Bridges I & II Buildings, we do not believe it will be necessary to make significant renovations to the Duke Bridges I & II Buildings. Our management believes that the Duke Bridges I & II Buildings are adequately insured.

Prior Performance Summary

The following information supersedes the disclosure in the prospectus under the heading “Prior Performance Summary.”

The information presented in this section represents the historical experience of real estate programs managed by Wells Real Estate Funds, Inc., our sponsor and the parent company of our advisor, and its affiliates in the last 10 years. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior Wells real estate programs.

The Prior Performance Tables contained in this prospectus set forth information as of the dates indicated regarding certain of these Wells public programs as to: (1) experience in raising and investing funds (Table I); (2) compensation to sponsor (Table II); (3) annual operating results of prior programs (Table III); (4) results of completed programs (Table IV) and (5) sales or disposals of properties (Table V).

Prior Public Programs

Overview

Wells Capital, a wholly owned subsidiary of our sponsor, Wells Real Estate Funds, has served as a general partner of 15 completed publicly offered real estate limited partnerships, three of which completed their public offerings in the last 10 years. These three limited partnerships and the year in which each of their offerings was completed are:

1.  Wells Real Estate Fund XII, L.P. (2001);

2.  Wells Real Estate Fund XIII, L.P. (2003); and

3.  Wells Real Estate Fund XIV, L.P. (2005).

Wells Real Estate Funds has also sponsored four publicly offered real estate investment trusts prior to this offering. Piedmont Office Realty Trust, Inc. (formerly known as Wells Real Estate Investment Trust, Inc.), which we refer to as Piedmont REIT, has completed four public offerings of shares of its common stock prior to its listing on a national securities exchange. On February 10, 2010, Piedmont REIT listed its Class A common stock on the New York Stock Exchange. Piedmont REIT completed its most recent public offering (its first publicly listed offering) on February 16, 2010. Wells Real Estate Investment Trust II, Inc., which we refer to as Wells REIT II, has completed two public offerings of shares of its common stock and one additional public offering of common stock pursuant to a primary offering. Wells REIT II continues to offer shares of its common stock pursuant to its dividend reinvestment plan. Its third public offering commenced on November 11, 2008 and it ceased making offers in its primary offering on June 30, 2010. Wells Real Estate Funds has also sponsored Wells Timberland REIT, Inc., which we refer to as “Wells Timberland.” Wells Timberland was formed on September 27, 2005 as a Maryland corporation that has elected to be taxed as a REIT. Wells Timberland has completed one public offering of shares of its common stock and is currently offering shares of its common stock pursuant to a second public offering, which commenced on August 12, 2009. Institutional REIT, Inc., which we refer to as Institutional REIT, offered shares of its common stock pursuant to a registration statement that was declared effective by the SEC on January 11, 2007. Due to a lack of confidence that Institutional REIT would raise substantial proceeds in its offering, the success of which depended in large part on the capital-raising abilities of one particular broker-dealer among banks and other institutional investors, Institutional REIT terminated its offering. On March 25, 2008, Institutional REIT deregistered the shares of its common stock in the registration statement, none of which were sold pursuant to such registration statement. As such, data for Institutional REIT are not included in the information presented on prior public programs sponsored by our sponsor.

Wells Management Company, Inc. has also sponsored a private placement of limited liability company interests in Wells Mid-Horizon Value-Added Fund I, LLC, or “Wells VAF.” On September 15, 2005, an offering of up to 150,000 shares of investor member interests in Wells VAF commenced under a private placement to accredited investors. Wells VAF was formed to invest primarily in commercial office and industrial real estate properties that provide opportunities to enhance their value through development, operations, re-leasing, property improvements or other means. The offering was terminated on September 15, 2008, at which time Wells VAF had received approximately $51.9 million in proceeds from 596 investors. As of December 31, 2010, Wells VAF had acquired 4 properties. In June 2009, Wells VAF became registered as a public reporting company with the Securities and Exchange Commission and is now considered a public program.

Wells Real Estate Funds has previously sponsored each of the above-described limited partnerships, limited liability company, and REITs on an unspecified property or “blind-pool” basis. As of December 31, 2010, the total amount of funds raised from investors in these above-described completed or ongoing public offerings was approximately $11.4 billion, and the total number of investors in such programs was approximately 273,000. The investment objectives of each of these Wells-sponsored programs are substantially identical to our investment objectives of (1) providing current income through the payment of cash distributions, (2) preserving and returning stockholders’ capital contributions and (3) realizing capital appreciation upon the ultimate sale of our assets. We cannot assure you that any of the Wells-sponsored public programs will ultimately be successful in meeting their investment objectives. For more information regarding the operating results of Wells-sponsored public programs, see Table III.

Office and Industrial Property Public Programs

As of December 31, 2010, the three Wells-sponsored real estate limited partnerships, two office and industrial property REITs (including Piedmont REIT and Wells REIT II but excluding this Wells program), and Wells VAF had collectively acquired 190 properties. The Piedmont REIT properties in the table below were acquired prior to when Piedmont REIT became a self-managed organization. The table below gives further information about these properties by region.

	Properties Purchased
Location	Number	As a Percentage of Aggregate Purchase Price

Southeast	31	14.5%

Mideast	30	16.0

Northeast	31	23.1

Northwest	1	0.3

Mountain	13	4.2

Southwest	23	8.9

West North Central	8	3.3

East North Central	32	19.1

Pacific	20	9.9

International	1	0.7

Total	190	100.0%

As of December 31, 2010, the aggregate dollar amount of the acquisition and development costs of the 190 properties purchased by these six Wells-sponsored public programs was approximately $10.6 billion. Of the aggregate amount, 100% was spent on commercial property, with 99.6% spent on acquiring or developing office or industrial buildings and 0.4% spent on acquiring or developing hotels. Of the aggregate amount, 95.4% was spent on acquired properties and 4.6% on properties under construction or constructed by the programs. Of the aggregate amount, 46.2% were single-tenant office or industrial buildings and 53.8% were multi-tenant office or industrial buildings.

The following table reflects a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by these six Wells public programs as of December 31, 2010:

Type of Property	Existing	Construction

Office Buildings	94.7%	3.7%

Industrial Buildings	1.2	0.0

Hotel	0.4	0.0

From the inception of the first Wells-sponsored public program through December 31, 2010, the Wells-sponsored public programs had sold 52 properties and two outparcels of land.

All of the properties purchased by a Wells-sponsored public limited partnership were purchased without borrowing any additional funds. Certain properties acquired by Piedmont REIT and Wells REIT II were acquired with borrowed funds or were subject to existing mortgages, and in connection with each of these acquisitions, Piedmont REIT and Wells REIT II, respectively, assumed its share of the debt. Wells VAF acquired certain properties with borrowed funds. Table VI contained in Part II of the registration statement, of which this prospectus is a part, gives additional information relating to certain properties acquired within the last three years ended December 31, 2010 by certain Wells-sponsored public programs, including applicable mortgage financing on properties purchased.

Timberland Property Public Program

As of December 31, 2010, Wells Timberland owned interests in approximately 304,500 acres of timberland located on the lower piedmont and upper coastal plains of east central Alabama and west central Georgia (the “Mahrt Timberland,”). Wells Timberland owned fee-simple interests in approximately 222,100 acres of the Mahrt Timberland and held long-term leasehold interests in approximately 82,400 acres of the Mahrt Timberland. As of December 31, 2010, Wells Timberland’s timberlands contained an estimated 11.0 million tons of merchantable timber inventory, approximately 6.3 million tons of which was pine, and the remainder was comprised of various hardwood species. As of December 31, 2010, Wells Timberland’s timberlands contained plantations of different age classes ranging from one to 70 years. Wells Timberland acquired the Mahrt Timberland on October 9, 2007 for a purchase price of approximately $400.0 million, exclusive of closing costs. Wells Timberland financed the purchase of the Mahrt Timberland with a combination of cash and debt. As of December 31, 2010, Wells Timberland had sold approximately 5,940 acres of higher and better use (“HBU”) property for approximately $11.8 million. Wells Timberland’s cost basis in HBU sold was approximately $7.2 million.

Prior Private Programs

In addition to the public real estate programs sponsored by Wells Capital and its affiliates described above, Wells has sponsored a total of 12 private real estate programs.

Wells Real Estate Funds sponsors private placements for a series of limited liability companies pursuant to a Section 1031 exchange program. As of December 31, 2010, there have been 12 such offerings, which raised a total of $194.4 million from 316 investors. The investment objectives of each of these Wells-sponsored Section 1031 exchange programs are substantially identical to our investment objectives.

As of December 31, 2010, these 12 Wells-sponsored private programs had acquired an aggregate of 12 properties. The table below gives further information about these properties.

	Properties Purchased
Location	Number	As a Percentage of Aggregate Purchase Price

Southeast	2	18.4%

Mountain	1	10.0

Southwest	2	17.5

West North Central	1	9.8

East North Central	5	35.4

Pacific	1	8.9

Total	12	100.0%

As of December 31, 2010, the aggregate dollar amount of the acquisition and development costs of the 12 properties purchased by these Wells-sponsored private programs was $218.8 million. Of the aggregate amount, 100% was spent on commercial property, all of which was spent on acquiring or developing office or industrial buildings. Of the aggregate amount, 100% was spent on acquired properties. Of the aggregate amount, approximately 83.3% were single-tenant office or industrial buildings and 16.7% were multi-tenant office or industrial buildings.

From the inception of the first Wells private program through December 31, 2010, the Wells-sponsored private programs have not sold any properties. We cannot assure you that any of the Wells-sponsored private programs will ultimately be successful in meeting their investment objectives.

Adverse Business Developments or Conditions

Some of the other programs sponsored by Wells Real Estate Funds have experienced adverse business developments or conditions. Set forth below is a summary of the most significant adverse business developments or conditions experienced by Wells-sponsored programs over the past 10 years that may be material to investors in this offering.

Market timing is a strategy of buying or selling assets based on predictions of future market price movements. Wells Real Estate Funds has not tried to time the sponsorship of real estate programs based on its predictions of the real estate market as a whole. For most of the last 10 years, Wells-sponsored programs have been raising capital in order to acquire a desirable portfolio of real estate. As the money has been raised, Wells-sponsored programs have sought to acquire real estate at favorable prices based on then-current market conditions. In other words, such programs have generally sought to put capital to use promptly if suitable investments are available rather than hold substantial amounts of cash for long periods. Although our sponsor believes that this strategy has generally served the investors in Wells-sponsored programs well, some of the assets acquired by Wells-sponsored programs were acquired at times when real estate was generally more expensive than during the later stages of the life of the program. As a result, at any given time some acquired assets of a Wells-sponsored program might sell for prices that are lower than the prices paid for them if those assets had to be liquidated at that time. This can be true even if the property remains leased to creditworthy tenants with long-term leases such that the program continues to project strong income yields. Wells REIT II, for example, has disclosed that the recent reduction in the demand for certain real estate as a result of current disruptions in the credit markets and the economic slowdown would likely cause the amount its investors would receive upon a liquidation at this time to be lower than the price investors paid for their shares. This possibility is the primary reason why Wells-sponsored programs are sold as long-term investments. With a long-term investment horizon, Wells-sponsored programs have more flexibility to liquidate or list at a more favorable time during a real estate cycle. Nevertheless, we cannot make any assurances regarding our ability to liquidate or list at a time when real estate prices are attractive relative to the prices we will pay for our portfolio.

Although Wells-sponsored programs seek to put offering proceeds to good use promptly, there has been one time period during the offering stage of a Wells-sponsored program (Piedmont REIT) when the program was not able to well utilize the proceeds as quickly as it was able to raise equity capital. When that occurred, the offering proceeds were invested in short-term liquid investments, which investments generally had a lower yield than the projected yields on real estate meeting the program’s investment objectives. The returns of the investors in Piedmont REIT would likely have been higher had the program always been able to acquire suitable investments as quickly as it was able to raise capital. We cannot assure you that there will not be periods during this or subsequent offerings when we are unable to acquire suitable real estate investments as quickly as we are able to raise capital.

Of all of the other Wells-sponsored programs, our investment objectives and offering size most resemble those of Piedmont REIT (formerly known as Wells Real Estate Investment Trust) and Wells REIT II. As of December 31, 2010, those programs have raised approximately $11.0 billion collectively. Some other Wells-sponsored programs, however, have raised less offering proceeds than originally projected. Wells Timberland commenced its initial public offering in August 2006; it is now conducting a follow-on offering. Through December 31, 2010, Wells Timberland had raised approximately $240.1 million. This amount is lower than our sponsor had originally projected. As a result, the program’s general and administrative expenses constitute a higher percentage of its revenues than they otherwise would. Furthermore, lower-than-projected offering proceeds have caused Wells Timberland to remain more highly leveraged than originally projected. Higher leverage levels increase the risk of an investment in an entity. We cannot make any assurances that we will not fall short of our capital-

raising goals. If so, your returns could be lower as a result of relatively higher general and administrative expenses and your investment could be riskier because our leverage levels could be higher than projected.

Summary of Recent Acquisitions by Wells Prior Programs

Office and Industrial Property Programs

During the three years ended December 31, 2010, Wells-sponsored office and industrial property programs, excluding this Wells program, acquired 14 properties, for which the property type, location and method of financing are summarized below. Table VI contained in Part II of the registration statement, of which this prospectus is a part, provides additional information relating to these acquisitions.

Property Type

Office	14

Distribution	0

Warehouse	0

Hotel	0

Mixed use	0

Total	14

Method of Financing

All cash	12

All debt	0

Combination of cash and debt	2

Total	14

Location

Southeast	4

Mideast	1

Northeast	2

Mountain	0

Southwest	2

West North Central	1

East North Central	3

Pacific	0

International	1

Total	14

Timberland Property Public Program

On October 9, 2007, Wells Timberland acquired the Mahrt Timberland for a purchase price of approximately $400.0 million, exclusive of closing costs. Wells Timberland financed the purchase of the Mahrt Timberland with a combination of cash and debt. At the time of acquisition, the Mahrt Timberland contained an estimated 11.6 million tons of merchantable timber inventory with age classes ranging from one to 75 years.

Prior Program Liquidity Events

Our sponsor has previously sponsored 19 public programs, including 15 public limited partnerships (collectively, the “public partnerships”), one limited liability company and three corporations that elect to be taxed as a REIT. With respect to the 15 public partnerships, each stated in the prospectus for its initial public offering a date by which the program must terminate and dissolve unless its partnership agreement was amended to extend the termination/dissolution date of the program. Each of these public partnerships also stated in its prospectus a time period by which the program anticipated selling its assets and stated that such sale proceeds would generally be distributed to the investors except in limited circumstances. With respect to these 15 public partnerships, eight terminated and dissolved within the time period required by their partnership agreements and the remaining seven have not yet reached their agreements’ mandatory termination/dissolution date. Furthermore, with respect to these 15 public partnerships, three sold their assets and distributed sale proceeds within or around the timeframe that was anticipated in the prospectus relating to its public offering, eight did not do so and four have not yet reached the anticipated timeframe for such sales and distributions. The limited liability company has not yet reached the anticipated timeframe for dissolution nor has it reached the mandatory termination/dissolution date. More detailed information with respect to the 15 public partnerships is provided below:

Public Partnerships	Dissolution Year Per Partnership Agreement	Actual Year of Dissolution	Original Anticipated Year for Completion of Distribution of Proceeds from Property Sales	Actual Year for Substantial Completion of Distribution of Proceeds from Property Sales

Wells Real Estate Fund I	2014	2008	1999	2007

Wells Real Estate Fund II	2016	2009	2002	2009

Wells Real Estate Fund II-OW	2016	2009	2002	2009

Wells Real Estate Fund III, LP	2018	2009	2004	2009

Wells Real Estate Fund IV, LP	2020	2007	2004	2006

Wells Real Estate Fund V, LP	2020	2007	2006	2006

Wells Real Estate Fund VI, LP	2022	2007	2007	2007

Wells Real Estate Fund VII, LP	2022	2007	2008	2007

Wells Real Estate Fund VIII, LP	2024	N/A	2009	N/A

Wells Real Estate Fund IX, LP	2024	N/A	2010	N/A

Wells Real Estate Fund X, LP	2026	N/A	2010	N/A

Wells Real Estate Fund XI, LP	2026	N/A	2011	N/A

Wells Real Estate Fund XII, LP	2030	N/A	2013	N/A

Wells Real Estate Fund XIII, LP	2030	N/A	2016	N/A

Wells Real Estate Fund XIV, LP	2032	N/A	2018	N/A

Wells Mid-Horizon Value-Added Fund I, LLC	2020	N/A	2012	N/A

With respect to the three corporations that elect to be taxed as a REIT, Piedmont REIT stated in the prospectuses for its public offerings that it would list its shares or sell its properties and distribute its cash to its investors by January 30, 2008 unless a majority of its stockholders voted to extend such deadline. Its investors did so vote to extend the deadline to January 30, 2011. On January 20, 2010, Piedmont obtained stockholder approval to recapitalize and list its shares of Class A stock on a national securities exchange in the first quarter of 2010 depending on market conditions, with the recapitalization structured in such a way that all of its outstanding shares would convert back to one class of common stock to be listed by January 30, 2011. On February 10, 2010, Piedmont REIT listed its Class A common stock on the New York Stock Exchange. Piedmont REIT completed its most recent public offering (its first publicly listed offering) on February 16, 2010. In addition, Wells REIT II’s prospectus disclosed an anticipated listing or liquidation date of October 2015. Finally, Wells Timberland has disclosed in its prospectus a listing or liquidation date in August 2018.

Additional Information

Potential investors are encouraged to examine the Prior Performance Tables in this prospectus for more detailed information regarding the prior experience of our sponsor and its affiliates. In addition, upon request, prospective investors may obtain from our advisor, without charge, copies of offering materials and any reports prepared in connection with any of the Wells public programs, including a copy of the most recent Annual Report on Form 10-K as filed with the SEC. For a reasonable fee, we also will furnish, upon request, copies of the exhibits to any such Form 10-K. Any such request should be directed to our advisor. Additionally, Table VI contained in Part II of our registration statement, of which this prospectus is a part, gives certain additional information relating to properties acquired by the Wells public programs. We will furnish, without charge, copies of such table upon request.

Appendix A—Prior Performance Tables

The following Prior Performance Tables (“Tables”) provide information relating to public real estate investment programs sponsored by our advisor and its affiliates (“Wells Public Programs”) which have investment objectives similar to us. Except for Piedmont Office Realty Trust, Inc. (“Piedmont REIT,” formerly known as Wells Real Estate Investment Trust, Inc.), Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), Wells Timberland REIT, Inc. (“Wells Timberland”) and Wells Mid-Horizon Value Added Fund I, LLC (“Wells VAF”), all of the Wells Public Programs have used equity capital, and no acquisition indebtedness, to acquire their properties.

The Wells Public Programs that we determined have investment objectives similar to ours were those programs that stated the following investment objectives: (i) the provision of current income to the stockholders through the payment of cash distributions, (ii) the preservation and return of capital contributions to such stockholders and (iii) the realization of growth in the value of the properties acquired upon the ultimate sale of such properties. We consider that programs with these stated objectives had investment objectives similar to ours, although we will make investments in different types of properties from those which some of the Wells Public Programs acquired.

Prospective investors should read these Tables carefully, together with the summary information concerning the Wells Public Programs as set forth in the “Prior Performance Summary” section of this prospectus.

Investors in Wells Core Office Income REIT will not own any interest in the other Wells Public Programs and should not assume that they will experience returns, if any, comparable to those experienced by investors in other Wells Public Programs.

Our advisor, Wells Core Office Income REIT Advisory Services, LLC (formerly known as Wells Real Estate Advisory Services III, LLC), will rely substantially on the personnel of Wells Capital for many of the advisory services related to the acquisition, operation, maintenance and resale of the real estate properties to be acquired by Wells Core Office Income REIT. The financial results of other Wells Public Programs thus may provide some indication of Wells Capital’s performance of its obligations during the prior periods covered.

The following tables are included herein:

Table I—Experience in Raising and Investing Funds

Table II—Compensation to Sponsor

Table III—Annual Operating Results of Wells Public Programs

Table IV—Results of Completed Programs

Table V—Sales or Disposals of Properties

Additional information relating to the acquisition of properties by the Wells Public Programs is contained in Table VI, which is included in Part II of the registration statement that Wells Core Office Income REIT has filed with the SEC. Copies of any or all information will be provided to prospective investors at no charge upon request.

“Acquisition Fees,” as used in the Tables, shall mean fees and commissions paid by a Wells Public Program in connection with its purchase or development of a property, except development fees paid to a person not affiliated with the Wells Public Program or with a general partner or advisor of the Wells Public Program in connection with the actual development of a project after acquisition of the land by the Wells Public Program.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

This Table provides a summary of the experience of the sponsor of Wells Public Programs for which offerings have been completed since December 31, 2007 and which have investment objectives similar to ours. The investment objectives of each of these Wells Public Programs have included some or all of the following: (1) the provision of current income to the stockholders through the payment of cash distributions, (2) the preservation and return of capital contributions to such stockholders and (3) the realization of growth in the value of the properties acquired upon the ultimate sale of such properties. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties. All figures are as of December 31, 2010.

	Wells Real Estate Investment Trust II, Inc.		Wells Core Office Income REIT, Inc.		Wells Mid- Horizon Value-Added Fund I, LLC	Wells Timberland REIT, Inc. (5)
Dollar Amount Offered	$16,154,250,000	(4)	$5,712,500,000	(6)	$150,000,000	$3,045,500,000	(5)
Dollar Amount Raised	$5,816,169,856	(4)	$20,322,428	(6)	$51,854,183	$240,084,116	(5)
Percentage Amount Raised	100.0%	(4)	100.0%	(6)	100.0%	100.0%	(5)
Less Offering Expenses
Selling Commissions and Discounts (1)	9.5%		9.5%		5.5%	8.8%
Organizational Expenses	1.3%		2.0%		0.5%	1.2%
Reserves (2)	0.0%		0.0%		0.0%	0.0%

Percent Available for Investment	89.2%		88.5%		94.0%	90.0%
Acquisition and Development Costs
Prepaid Items and Fees related to Purchase of Property
Cash Down Payment	83.5%		86.5%		92.0%	90.0%
Acquisition Fees (3)	2.0%		2.0%		2.0%	0.0%
Development and Construction Costs	3.7%		0.0%		0.0%	0.0%
Reserve for Payment of Indebtedness	0.0%		0.0%		0.0%	0.0%

Total Acquisition and Development Cost	89.2%		88.5%		94.0%	90.0%
Percent Leveraged	16.6%		57.9%		36.0%	40.7%
Date Offering Began	12/1/03	(4)	6/10/10		9/15/05	8/11/06	(5)
Length of Offering	—	(4)	2 years		3 years	2 years	(5)
Months to Invest 90% of Amount Available for Investment (Measured from Beginning of Offering)	—	(4)	N/A (6)		35.5 months	—	(7)
Approximate Number of Investors as of 12/31/10	133,100		548		598	8,733

(1)	Includes selling commissions, discounts and dealer-manager fees, including those reallowed to participating broker/dealers.

(2)	Does not include general partner contributions held as part of reserves.

(3)	Includes acquisition fees, real estate commissions, general contractor fees and/or architectural fees paid to advisor or affiliates of the general partners.

(4)

These amounts include Wells Real Estate Investment Trust II, Inc.’s first, second, and third offerings. Wells Real Estate Investment Trust II, Inc. began its first offering on December 1, 2003 and closed its first offering on November 26, 2005. The total dollar amount registered and available to be offered in the first offering was $7.77 billion including

$1.77 billion offered pursuant to the dividend reinvestment plan. The total dollar amount raised in the first offering was $1,971,312,150. It took Wells Real Estate Investment Trust II, Inc. 21 months to invest 90% of the amount available for investment in its first offering. Wells Real Estate Investment Trust II, Inc. began its second offering on November 10, 2005 and closed its second offering on November 10, 2008. The total dollar amount registered and available to be offered in the second offering, including $1.67 billion offered (which amount includes $1.67 billion in shares carried over from the first offering) pursuant to the dividend reinvestment plan, was $4.67 billion. The total dollar amount raised in the second offering was $2,576,010,745. It took Wells Real Estate Investment Trust II, Inc. 25 months to invest 90% of the amount available for investment in its second offering. Wells Real Estate Investment Trust II, Inc. began its third offering on November 11, 2008 and closed its primary offering on June 30, 2010 but is currently still offering shares under the dividend reinvestment plan as of December 31, 2010. The total dollar amount registered and available to be offered in the third offering is $3.72 billion. The total dollar amount raised in the third offering was $1,268,846,961 as of December 31, 2010.

(5)	These amounts include Wells Timberland REIT, Inc.’s first and second offerings. Wells Timberland REIT, Inc. began its first offering on August 11, 2006 and closed its first offering on August 11, 2009. The total dollar amount registered and available to be offered in the first offering, including $95.5 million offered pursuant to the distribution reinvestment plan, was $845.5 million. The total dollar amount raised in the first offering was $174.9 million. It took Wells Timberland REIT, Inc. 14 months to invest 90% of the amount available for investment in the first offering. Wells Timberland REIT, Inc. began its second offering on August 6, 2009 and is currently offering shares under its second offering. The total dollar amount registered and available to be offered in the second offering, including $200 million offered pursuant to the distribution reinvestment plan, was $2.2 billion. The total dollar amount raised in the second offering was $65.2 million as of December 31, 2010.

(6)	As of December 31, 2010, Wells Core Office Income REIT, Inc. is raising funds under its initial public offering; therefore, Wells Core Office Income REIT, Inc. has not yet completed any public offerings.

(7)	It took Wells Timberland REIT, Inc. 14 months to invest 90% of the amount available for investment in the first offering. The number of months was calculated as of the beginning of the offering (August 11, 2006) to the acquisition of the Mahrt Timberland on October 9, 2007. Wells Timberland REIT, Inc. raised its minimum offering of $2.0 million and thus commenced operations on July 11, 2007, from which it only took 3 months to invest 90% of the amount available for investment.

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

The following sets forth the compensation received by our sponsor and its affiliates, including compensation paid out of offering proceeds and compensation paid in connection with the ongoing operations of Wells Public Programs having similar or identical investment objectives the offerings of which have been completed since December 31, 2007. All figures are as of December 31, 2010.

	Wells Real Estate Investment Trust II, Inc.	Wells Core Office Income REIT, Inc.		Wells Mid- Horizon Value-Added Fund I, LLC	Wells Timberland REIT, Inc.		Other Programs 2008-2010(6)
Date Offering Commenced	12/1/03	6/10/10		9/15/05	8/11/06		N/A
Dollar Amount Raised	$5,816,169,856	$20,322,428		$51,854,183	$240,084,116		N/A
Amount paid to Sponsor from Proceeds of Offering:
Selling Commissions(1)	$58,161,699	$203,224		$1,891,403	$21,232,280		—
Acquisition Fees	—	—		—	—		—
Real Estate Commissions	—	—		—	—		—
Acquisition and Advisory Fees(2)	$116,323,397	$406,448		$1,037,084	—		N/A
Dollar Amount of Cash Generated from Operations Before Deducting Payments to Sponsor	$1,318,107,000	$(115,898)		$1,625,841	$(8,246,068)		N/A
Amount Paid to Sponsor from Operations:
Property Management Fee and Leasing Commissions(7)	$1,845,426	—		$24,463	—		$950,476
Asset Management Fee	$150,730,083	$28,664	(3)	$1,698,039	$12,619,018	(4)	—
Reimbursements	$54,745,801	$184,748	(3)	$1,284,036	$9,734,563	(4)	$2,534,977
Related-Party Interest Expense and Debt Financing Fee	—	$43,313	(3)	—	—		—
General Partner Distributions	—	—		—	—		—
Other Amount Paid to Sponsor	—	—		—	—		$174,707,660	(8)
Dollar Amount of Property Sales Payments to Sponsors:
Cash	—	—		—	—		—
Notes	—	—		—	—		—
Amount Paid to Sponsor from Property Sales and Refinancing:
Real Estate Commissions	—	—		—	$205,871	(5)	—
Incentive Fees	—	—		—	—		—
Other – Disposition Fee	—	—		$42,270	—		—

(1)	Includes net selling commissions paid to Wells Investment Securities, Inc. in connection with the offering that were not reallowed to participating broker/dealers.

(2)	Fees paid to the general partners/manager or their affiliates for acquisition and advisory services in connection with the review and evaluation of potential real property acquisitions.

(3)	Represent amounts paid and amounts due to sponsor as of December 31, 2010.

(4)	Represent amounts paid and amounts due to sponsor as of December 31, 2010. Wells Timberland REIT, Inc.’s debt facility contains restrictive covenants that prohibit it from paying monthly asset management fees, administrative expense reimbursements and a substantial portion of organization and offering costs reimbursements to its sponsor until certain financial measures are attained.

(5)	Fees paid to sponsor in connection with the sale of property equal to (i) for each property sold at a contract price up to $20.0 million, up to 2% of the sales price, and (ii) for each property sold at a contract price in excess of $20.0 million, up to 1.0% of the sales price.

(6)	For the years ended December 31, 2008, 2009, and 2010. Represents aggregate payments to the sponsor for 11 programs in 2008, 10 programs in 2009, and 7 programs in 2010. Historical information for partial years is included for programs which liquidated during the years presented.

(7)	Where applicable, Property Management Fees are based on each limited partnership’s pro rata ownership percentage in each office building.

(8)	Represents the value of 19,513,650 common shares of Piedmont REIT, which have been paid to affiliates of the Sponsor in connection with consummating a merger of Piedmont REIT and its external advisor for the purpose of converting Piedmont REIT into a self-managed organization.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

The following tables set forth operating results of Wells Public Programs, offerings of which have been completed since December 31, 2005. The information relates only to public programs with investment objectives similar to ours. All figures are as of December 31 of the year indicated.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

(UNAUDITED)

(in thousands, except per-shares amounts)

	2010		2009		2008		2007		2006
Gross Revenues	$	611,056	$	607,952	$	561,871	$	439,240	$	332,556
Operating income (loss) from Discontinued Operations		(713)		591		679		635		625
Loss on Sale of Properties		(161)		—		—		—		—
Less: Operating Expenses		367,080		351,464		370,164		267,754		189,974
Depreciation & Amortization		219,836		216,485		215,064		176,789		131,939

Net Income (Loss) GAAP Basis	$	23,266	$	40,594	$	(22,678)	$	(4,668)	$	11,268

Taxable Income	$	145,781	$	135,398	$	125,881	$	113,388	$	76,187

Cash Generated (Used By):
Operations		270,106		248,527		258,854		197,160		151,084
Sales		15,219		—		—		—		—
Financing		(74,742)		(335,483)		310,633		146,766		(60,911)

		210,583		(86,956)		569,487		343,926		90,173
Less Cash Distributions to Investors:
Operating Cash Flow		313,815		279,325		242,367		194,837		140,260
Return of Capital		—		—		—		—		—

Cash Surplus (Deficiency) after Cash Distributions		(103,332)		(366,281)		327,120		149,089		(50,087)
Special Items (not including sales and financing):
Issuance of common stock		483,559		657,563		821,609		964,878		859,961
Redemptions of common stock		(72,757)		(82,905)		(115,598)		(59,505)		(32,421)
Deferred financing costs paid and other		(7,588)		(5,038)		(4,703)		(1,875)		(1,626)

		299,982		203,339		1,028,428		1,052,587		775,827
Use of Funds:
Sales Commissions and Offering Expenses		35,086		57,557		74,641		87,614		82,601
Return of Original Limited Partner’s Investment				—		—		—		—
Property Acquisition and Deferred Project Costs		327,927		129,678		915,315		963,561		682,478

Cash Surplus (Deficiency) after Cash Distributions and Special Items	$	(63,031)	$	16,104	$	38,472	$	1,412	$	10,748

Tax and Distribution Data per $1,000 Invested:
Federal Income Tax Results:
Ordinary Income (loss):
— Operations	$	12	$	14	$	16	$	20	$	17
— Recapture		—		—		—		—		—
Return of capital		15		15		15		14		15
Capital Gain (Loss)		—		—		—				—
Deferred Gain:
— Capital		—		—		—		—		—
— Ordinary		—		—		—		—		—
Cash Distributions to Investors:
Source (on GAAP Basis):
— Investment Income		60		60		60		60		60
— Net Sale Proceeds to Cash Preferred Units		—		—		—		—		—
— Return of Capital		—		—		—		—		—
Source (on Cash Basis):
— Sales		—		—		—		—		—
— Refinancing		—		—		—		—		—
— Operations		27		28		31		35		32
— Return of Capital		33		32		29		25		28
— Other		—		—		—		—		—
Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table		100%		—		—		—		—

WELLS CORE OFFICE INCOME REIT, INC.

(UNAUDITED)

(in dollars)

	2010
Gross Revenues	$	755,407
Less: Operating Expenses		1,958,010
Depreciation & Amortization		341,020

Net Income (Loss) GAAP Basis	$	(1,543,623)

Taxable Income (Loss)	$	(673,725)

Cash Generated (Used By):
Operations		(696,120)
Sales		—
Financing		17,568,543

		16,872,423
Less Cash Distributions to Investors:
Operating Cash Flow		86,367
Return of Capital		—

Cash Surplus (Deficiency) after Cash Distributions		16,786,056
Special Items (not including sales and financing):
Issuance of common stock		20,322,428
Redemptions of common stock		—
Deferred financing costs paid and other		(1,230,788)

		35,877,696
Use of Funds:
Sales Commissions and Offering Expenses		2,218,544
Return of Original Limited Partner’s Investment
Property Acquisition and Deferred Project Costs		29,426,144

Cash Surplus (Deficiency) after Cash Distributions and Special Items	$	4,233,008

Tax and Distribution Data per $1,000 Invested:
Federal Income Tax Results:
Ordinary Income (loss):
— Operations	$	—
— Recapture		—
Return of capital		(235)
Capital Gain (Loss)		—
Deferred Gain:
— Capital		—
— Ordinary		—
Cash Distributions to Investors:
Source (on GAAP Basis):
— Investment Income		—
— Net Sale Proceeds to Cash Preferred Units		—
— Return of Capital		10
Source (on Cash Basis):
— Sales		—
— Refinancing		—
— Operations		—
— Return of Capital		10
— Other		—
Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table		100%

WELLS MID-HORIZON VALUE-ADDED FUND I, LLC

(UNAUDITED)

(in dollars)

	2010		2009		2008		2007		2006
Gross Revenues	$	5,571,852	$	4,491,051	$	4,371,194	$	2,500,568	$	883,120
Operating Income (Loss) from Discontinued Operations		628,397		757,861		(616,158)		(987,976)
Profit on Sale of Property		6,740,486		—		—		—		—
Less: Operating Expenses		6,560,783		4,328,838		2,755,025		1,350,804		481,206
Depreciation & Amortization		2,960,220		3,792,157		3,406,827		2,493,281		636,690

Net Income (Loss) GAAP Basis	$	3,419,732	$	(2,872,083)	$	(2,406,816)	$	(2,331,493)	$	(234,776)

Taxable Income (Loss)	$	237,688	$	(545,548)	$	372,673	$	(93,154)	$	148,255

Cash Generated (Used By):
Operations		(5,713,142)		1,919,798		3,041,130		2,548,615		442,374
Sales		16,143,865		—		—		—		—
Financing		(4,467,934)		2,067,934		7,900,000		7,100,000		6,400,000

		5,962,789		3,987,732		10,941,130		9,648,615		6,842,374
Less Cash Distributions to Members:
Operating Cash Flow		—		—		999,807		1,923,957		85,684
Return of Capital		—		—		—		—		—

Cash Surplus (Deficiency) after Cash Distributions		5,962,789		3,987,732		9,941,323		7,724,658		6,756,690
Special Items (not including sales and financing):
Issuance of member shares		—		—		10,711,352		17,568,539		23,384,778
Sponsoring member contribution		—		—		—		—		—
Deferred financing costs paid and other		(1,406,684)		(201,722)		(114,710)		(3,271)		(311,953)

		4,556,105		3,786,010		20,537,965		25,289,926		29,829,515
Use of Funds:
Sales Commissions and Offering Expenses		—		—		588,430		996,745		1,336,561
Return of Sponsoring Member’s Investment		—		—		—		—		—
Property Acquisitions and Deferred Project Costs		5,245,960		2,046,953		21,051,729		25,506,693		26,075,697

Cash Surplus (Deficiency) after Cash Distributions and Special Items	$	(689,855)	$	1,739,057	$	(1,102,194)	$	(1,213,512)	$	2,417,257

Net Income (Loss) and Distributions Date per $1,000 Invested:
Net Income (Loss) on GAAP Basis
Ordinary Income (Loss):
— Sponsoring Member	$	—	$	—	$	—	$	—	$	—
— Investor Members		66		(55)		(52)		(69)		(15)
— Recapture		—		—		—		—		—
Capital Gain (Loss):		—		—		—		—		—
Tax and Distribution Data per $1,000 Invested:
Federal Income Tax Results:
Ordinary Income (loss):
— Operations		(92)		(11)		8		(3)		9
— Recapture		—		—		—		—		—
Capital Gain (Loss)		96		—		—		—		—
Deferred Gain:
— Capital		—		—		—		—		—
— Ordinary		—		—		—		—		—
Cash Distributions to Members:
Source (on GAAP Basis):
— Investment Income		—		—		21		57		5
— Return of Capital		—		—		—		—		—
Source (on Cash Basis):
— Sales		—		—		—		—		—
— Refinancing		—		—		—		—		—
— Operations		—		—		21		57		5
— Return of Capital		—		—		—		—		—
— Other		—		—		—		—		—
Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table		100%		—		—		—		—

WELLS TIMBERLAND REIT, INC.

(UNAUDITED)

(in thousands, except per-shares amounts)

	2010	2009	2008	2007

Gross Revenues	$45,320	$47,259	$58,328	$13,382

Profit on Sale of Properties	710	1,597	1,667	—

Less: Operating Expenses	47,502	51,360	91,759	26,611

Depletion	14,338	17,444	21,513	4,117

Net Income (Loss) GAAP Basis	$(15,810)	$(19,948)	$(53,274)	$(17,346)

Taxable Income (Loss)	$(21,970)	$(28,261)	$(48,856)	$(11,174)

Cash Generated (Used By):

Operations	5,155	5,030	(6,594)	(3,434)

Sales	—	—	—	—

Financing	(48,001)	(57,491)	(87,265)	362,483

	(42,846)	(52,461)	(93,859)	359,049

Less Cash Distributions to Members:

Operating Cash Flow	—	—	—	—

Return of Capital	—	—	—	—

Cash Surplus (Deficiency) after Cash Distributions	(42,846)	(52,461)	(93,859)	359,049

Special Items (not including sales and financing):

Issuance of common stock	54,463	60,409	90,913	42,804

Issuance of preferred stock		800	10,700	32,128

Redemptions of common stock	(860)	(257)	(300)	1,000

Deferred financing costs paid and other	(2,208)	(304)	—	(9,923)

	8,549	8,187	7,454	424,058

Use of Funds:

Sales Commissions and Offering Expenses	4,459	5,023	7,808	3,679

Return of Investor’s Investment	—	—	—	—

Investment in lender required escrow accounts and annuities		624	(2,493)	16,234

Proceeds from sale of subsidiaries	(103)	—	(2,013)	—

Property Acquisitions and Deferred Project Costs	1,041	1,023	1,506	402,873

Contributions to joint ventures		—	—	—

Cash Surplus (Deficiency) after Cash Distributions and Special Items	$3,152	$1,517	$2,646	$1,272

Tax and Distribution Data Per $1,000 Invested

Federal Income Tax Results:

Ordinary Income (Loss):

— Operations	$—	$—	$—	$—

— Recapture	—	—	—	—

Return of capital	—	—	—	—

Capital Gain (Loss)	—	—	—	—

Deferred Gain:

— Capital	—	—	—	—

— Ordinary	—	—	—	—

Cash Distributions to Investors:

Source (on GAAP Basis):

— Investment Income	—	—	—	—

— Return of capital	—	—	—	—

Source (on Cash Basis):

— Sales	—	—	—	—

— Refinancing	—	—	—	—

— Operations	—	—	—	—

— Return of capital	—	—	—	—

— Other	—	—	—	—

Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table	100%	—	—	—

TABLE IV

RESULTS OF COMPLETED PROGRAMS

(UNAUDITED)

The following table sets forth results of the Wells Public Programs that have completed operations in the most recent five years. The information relates only to public programs with investment objectives similar to ours.

		Wells Real Estate Fund I		Wells Real Estate Fund II		Wells Real Estate Fund II-OW		Wells Real Estate Fund III, L. P.		Wells Real Estate Fund IV, L.P.		Wells Real Estate Fund V, L.P.		Wells Real Estate Fund VI, L.P.		Wells Real Estate Fund VII, L.P.
Dollar Amount Raised	$	35,321,000	$	34,948,250	$	1,922,000	$	22,180,505	$	13,614,652	$	17,006,020	$	25,000,000	$	24,180,174
Number of Properties Purchased		6		6		6		6		5		6		9		9
Date of Closing of Offering		9/5/1986		9/7/1988		9/7/1988		10/23/1990		2/29/1992		3/3/1993		4/4/1994		1/5/1995
Date of First Sale of Property		8/31/2000		10/1/2001		10/1/2001		9/30/2002		9/29/2003		8/12/2003		10/11/2001		10/11/2001
Date of Final Sale of Property		1/25/2007		4/30/2009		4/30/2009		4/30/2009		5/15/2006		5/15/2006		1/31/2007		1/31/2007

Tax and Distribution Data per $1,000 Invested:
Federal Income Tax Results(1):
Ordinary Income (Loss):
— Class A Units	$	669.69	$	676.87	$	675.87	$	712.43	$	547.16	$	528.37	$	704.19	$	688.07
— Class B Units		(978.32)		(732.68)		(764.60)		(340.00)		(462.00)		(585.00)		(241.00)		277.00
— Total Recapture		20.29		74.26		60.55		399.33		2,019.69		632.43		866.50		989.50
Capital Gain (Loss):
— Class A Units		(35.33)		(213.08)		(214.01)		(8.47)		137.52		95.48		185.42		202.52
— Class B Units		57.45		88.24		91.98		357.06		2,243.70		1,106.46		1,382.85		1,242.69
Deferred Gain:
— Capital		—		—		—		—		—		—		—		—
— Ordinary		—		—		—		—		—		—		—		—

Cash Distributions to Investors:
Source (on GAAP Basis):
— Investment Income to Class A Units		878.36		882.46		837.69		815.19		665.60		655.42		808.20		848.09
— Investment Income to Class B Units		—		47.22		8.01		133.61		—		—		—		—
— Net Sale Proceeds to Class A Units		728.58		199.32		212.40		699.23		864.49		849.93		1,148.86		1,179.17
— Net Sale Proceeds to Class B Units		20.61		1,012.74		1,006.64		599.96		824.62		545.41		326.16		583.42
Source (on Cash Basis):
— Net Sale Proceeds to Class A Units		728.58		199.32		212.40		699.23		864.49		849.93		1,148.86		1,179.17
— Net Sale Proceeds to Class B Units		20.61		1,012.74		1,006.64		599.96		824.62		545.41		326.16		583.42
— Refinancing		—		—		—		—		—		—		—		—
— Operations to Class A Units		878.36		882.46		837.69		815.19		665.60		655.42		808.20		848.09
— Operations to Class B Units		—		47.22		8.01		133.61		—		—		—		—
— Other		—		—		—		—		—		—		—		—

(1)

The figures in the “Federal Income Tax Results” section are based on available federal tax return history and the number of units outstanding at the end of each calendar year. The estimates are calculated on a cumulative basis over the life of each fund and may differ from returns that actual investors in each fund achieved.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

The following table sets forth sales or other disposals of properties by the Wells Public Programs(1) within the most recent three years. The information relates to only public programs with investment objectives similar to ours. All figures are as of December 31, 2010.

			Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total		Original Mortgage Financing	Total Acquisition, Capital Improvement, Closing and Soft Costs	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures

Louis Rose Building, Charlotte, NC	5/9/1988	4/20/2009	1,975,436	—	—	—	1,975,436	(2)	—	9,307,009	9,307,009	—
2100 Space Park Drive, Houston, TX	4/3/1989	4/30/2009	7,717,991	—	—	—	7,717,911	(3)	—	14,380,121	14,380,121	—
Park Lane Building, Pittsburgh, PA	1/5/2007	9/22/2010	16,143,865	—	—	—	16,143,865	(4)	—	11,096,256	11,096,256	—
New Manchester One Douglasville, GA	3/19/2004	9/15/2010	15,218,556	—	—	—	15,218,556	(5)	—	19,062,755	19,062,755	—
Avaya Building, Oklahoma City, OK	6/24/1998	10/15/2010	5,107,662	—	—	—	5,107,662	(6)	—	6,248,095	6,248,095	—

(1)	Sales or other disposals are not applicable for Wells Timberland REIT, Inc. Various small tracts of HBU sold; however, no large dispositions.
(2)	Includes taxable loss from this sale in the amount of $574,982 of which $574,982 is allocated to ordinary loss.
(3)	Includes taxable gain from this sale in the amount of $87,481 of which $87,481 is allocated to capital gain.
(4)	Includes taxable gain from this sale in the amount of $4,991,143 of which $4,113,719 is allocated to capital gain and $877,424 is allocated to unrecaptured Section 1250 Gain.
(5)	Includes taxable loss from this sale in the amount of $711,081.
(6)	Includes taxable gain from this sale in the amount of $498,038 of which $498,038 is allocated to unrecaptured Section 1250 Gain.